UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 6, 2008
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 6, 2008, the Compensation Committee (the "Committee") of the Board of Directors of Steiner Leisure Limited ("Steiner Leisure" or "our") took the actions described below.

Base Salary

The Committee determined that there would be no increase in the base salaries for 2009 for any of our executive officers who were named in the Summary Compensation Table of our proxy statement for our 2008 annual meeting of shareholders, and which include our principal executive officer and principal accounting officer (the "Named Executive Officers"), and to utilize the same cash bonus formula for the Named Executive Officers for 2009 as used in 2008.

Equity Compensation

The Committee awarded to the Named Executive Officers, in the respective amounts indicated below, (i) restricted shares which vest in equal installments over three years and (ii) restricted shares which vest with respect to one-third of the shares in March 2010 and in additional one-third increments on each of the second and third anniversaries of the date of grant, provided that the company performance criteria for 2009 specified for each grantee is attained (the "Performance Shares"). For Messrs. Fluxman, Lazarus and Boehm, the criterion is the attainment of an earnings per share target based on a budget approved by the Committee (the "SLL Criterion").

The vesting criteria for Mr. Harrington's Performance Shares include, primarily, the attainment by our Elemis Limited subsidiary (with certain adjustments) of a net income target based on a budget approved by the Committee and, also, the attainment of the SLL Criterion.

The vesting criteria for Mr. Fusfield's Performance Shares include, primarily, the attainment by our Steiner Transocean Limited subsidiary of an operating income target based on a budget approved by the Committee and, also, the attainment of the SLL Criterion.

For each of the Performance Share awards described above, the amount of shares listed below vests if the applicable targeted performance criterion or criteria, as the case may be, is attained. If the targeted attainment in question is exceeded, the number of shares that would vest would exceed the indicated amount up to a maximum of 150% of the indicated amount.

SHARE AWARD INFORMATION

Name and Position	Restricted Shares	Restricted Performance Shares

Leonard I. Fluxman President and Chief Executive Officer	20,227	46,307

Sean C. Harrington Managing Director of Elemis Limited	6,507	14,896

Glenn Fusfield Executive Vice President and Chief Operating Officer - Maritime	6,507	14,896

Stephen Lazarus Executive Vice President and Chief Financial Officer	6,507	14,896

Robert C. Boehm Executive Vice President and General Counsel	6,507	14,896

Bonus Arrangement for Sean Harrington

The Committee approved an incentive bonus arrangement for 2009 for Sean Harrington, Managing Director of our Elemis Limited subsidiary ("Elemis") with the same components as were in effect for 2008 (the "2009 Bonus Arrangement").

The 2009 Bonus Arrangement consists of the following two components:

    The opportunity to earn an annual bonus of 20% of base salary upon the attainment of 90% of the budgeted net income of Elemis-Related Operations (as defined in the 2009 Bonus Arrangement) for the year in question and additional bonus payments based on Elemis exceeding that 90% threshold, up to a maximum bonus equal to 80% of the base salary; and
    The opportunity to earn an annual bonus of five percent of base salary upon the attainment of 90% of the budgeted earnings per share of Steiner Leisure for the year in question and additional bonus payments based on Steiner Leisure's exceeding that 90% threshold for the year in question, up to a maximum bonus equal to 20% of the base salary.

The above summary of the 2009 Bonus Arrangement is qualified in its entirety by reference to the 2009 Bonus Arrangement, a copy of which is attached hereto as Exhibit 10.31(a) and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit Number	Description
10.31(a)	Incentive Bonus Arrangement for 2009 for Sean Harrington*

* Management contract or compensatory plan or agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEINER LEISURE LIMITED

Date: November 12, 2008	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer